Exhibit 10.01

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (“Termination Agreement”) is made as of the 31st day of May, 2002 by and between EOP-NEW ENGLAND EXECUTIVE PARK, L.L.C., a Delaware limited liability company (“Landlord”) and ZAMBA CORPORATION, a Delaware corporation (“Tenant”).

RECITALS:

A.                                   Landlord and Tenant are parties to that certain lease dated May 31, 2000 (the “Lease”) relating to approximately 11,049 rentable square feet, known as suite number 120 (the “Premises”) located on the 1st floor of the building commonly known as New England Executive Park – Building No. 15, located at Fifteen New England Executive Park – Burlington, Massachusetts  01803 (the “Building”), all as more particularly described in the Lease.

B.                                     The Term is scheduled to expire on June 30, 2005 (the “Stated Termination Date”), and Tenant desires to terminate the Lease prior to the Stated Termination Date.  Landlord has agreed to such termination on the terms and conditions contained in this Termination Agreement.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.                                       Effective as of May 15, 2002 (the “Early Termination Date”) and subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, including, without limitation, payment of the Termination Fee described in Section 6 below, the Lease shall terminate and the Term of the Lease shall expire with the same force and effect as if the Term was, by the provisions thereof, fixed to expire on the Early Termination Date.

2.                                       Effective as of the Early Termination Date, Tenant remises, releases, quitclaims and surrenders to Landlord, its successors and assigns, the Lease and all of the estate and rights of Tenant in and to the Lease and the Premises, and Tenant forever releases and discharges Landlord from any and all claims, demands or causes of action whatsoever against Landlord or its successors and assigns arising out of or in connection with the Premises or the Lease and forever releases and discharges Landlord from any obligations to be observed or performed by Landlord under the Lease after the Early Termination Date.

3.                                       Subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, Landlord agrees to accept the surrender of the Lease and the Premises from and after the Early Termination Date and, effective as of the Early Termination Date, forever releases and discharges Tenant from any obligations to be observed and performed by Tenant under the Lease after the Early Termination Date, provided that Tenant has satisfied, performed and fulfilled all of the agreements set forth in this Termination Agreement, including, without limitation, the payment of the Termination Fee described in Section 6 below, and further provided that each of the representations and warranties set forth in Section 5 below are true and correct.

4.                                       On or prior to the Early Termination Date, Tenant shall:

(a)                                  Fulfill all covenants and obligations of Tenant under the Lease applicable to the period prior to and including the Early Termination Date.

(b)                                 Completely vacate and surrender the Premises to Landlord in accordance with the terms of the Lease.  Without limitation, Tenant shall leave the Premises in a broom-clean condition and free of all movable furniture and equipment and shall deliver the keys to the Premises to Landlord or Landlord’s designee. Notwithstanding anything to the contrary contained herein, Landlord and Tenant hereby agree that the furniture, equipment and furnishings described on the attached Exhibit A (the “Equipment”) shall remain in the Premises following the Early Termination Date, provided, however, in no event shall the Equipment include any furniture, equipment or furnishings which are leased, and not owned by Tenant. By execution of this Termination Agreement, Tenant hereby quitclaims and transfers to Landlord one hundred percent (100%) of any right, claim or ownership interest that Tenant now or may hereafter have with respect to the Equipment.

5.                                       Tenant represents and warrants that (a) Tenant is the rightful owner of all of the Tenant’s interest in the Lease; (b) Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant’s interest therein; (c) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant’s occupancy of the Premises; (d) no other person or entity has an interest in the Lease, collateral or otherwise; and (e) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Premises which has not been fully paid for and for which appropriate waivers of mechanic’s liens have not been obtained.  The foregoing representation and warranty shall be deemed to be remade by Tenant in full as of the Early Termination Date.

6.                                       Landlord and Tenant hereby acknowledge and agree that, following the application of the Security Deposit, as of May 15, 2002, Tenant was in default of the Lease as the result of the non-payment of Base Rent and Additional Rent in an amount equal to $20,902.91 (the “Arrearage”).  Notwithstanding anything to the contrary contained herein or in the Lease, Tenant and Landlord hereby acknowledge and agree that Landlord has applied the Security Deposit (in the amount of $48,000.00) that Landlord was holding pursuant to Article VI of the Lease against past due amounts of Rent.  Therefore, within 1 day following the execution of this Termination Agreement, Tenant shall pay to Landlord, by wire transfer of immediately available funds to an account designated by Landlord, the sum of $140,000.00 (the “Termination Fee”).  Landlord and Tenant hereby acknowledge and agree that Landlord shall be permitted to apply a portion of the Termination Fee in an amount equal to $20,902.91 against the Arrearage.  The payment of the entire Termination Fee in the manner described above shall be a condition precedent to this Termination Agreement.

7.                                       Section XIV of the Lease shall survive the termination of the Lease pursuant to this Termination Agreement.

8.                                       Each signatory of this Termination Agreement represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

9.                                       This Termination Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors, assigns and related entities.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Termination Agreement on the day and year first above written.

WITNESS/ATTEST:	LANDLORD:

EOP-NEW ENGLAND EXECUTIVE PARK, L.L.C., a Delaware limited liability company

	By:		EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

	By:	Equity Office Properties Trust, a Maryland real estate investment trust, its general partner

/s/ Bobbi Constantine		By:	/s/ Maryann G. Suydam

Name (print): Bobbi Constantine		Name:	Maryann G. Suydam

		Title:	Senior Vice President Boston Region

Name (print):

WITNESS/ATTEST:	TENANT:

ZAMBA CORPORATION, a Delaware corporation

	By:	/s/ Michael H. Carrel
/s/ Ian Nemerov
	Name:	Michael H. Carrel
Name (print) : Ian Nemerov
	Title:	CFO
/s/ Mari Ann Baden

Name (print): Mari Ann Baden